EXHIBIT 99.1

News Release

International Game Technology Reports 2011 First Quarter Results

First Quarter Highlights (compared to last year’s first quarter)
•	Total revenues decreased 10% to $465 million
•	Consolidated gross margin increased 200 bps to 59%
•	Game operations gross margin increased 100 bps to 63%
•	Total operating expenses increased $3 million to $155 million

(LAS VEGAS – Jan. 20, 2011) – International Game Technology (NYSE: IGT) announced today operating results for the fiscal first quarter ended December 31, 2010.  Income from continuing operations for the quarter was $73 million, or $0.25 per share, compared to $75 million, or $0.26 per share, in the same quarter last year.  This quarter’s earnings were favorably impacted by $0.04 per share from certain discrete tax benefits and gain on the sale of our equity investment in China LotSynergy Holdings, Ltd. (“CLS”), as set forth in a supplemental schedule attached to this release.

“Our first quarter results are reflective of our focus on improving our profitability and processes.  While consistent top-line growth remains challenging, our internal cost cutting and operational improvement strategies are solidly taking hold,” said CEO Patti Hart.  “Based on early customer feedback, we are confident that our recently released games are gaining momentum.  We look forward to better demonstrating our top-line focused initiatives in the second half of this year and beyond.”

Consolidated Operations
Consolidated revenues for the first quarter were $465 million, of which 56% was generated from gaming operations and 44% from product sales, compared to $515 million for the same quarter last year.  Consolidated gross profit and operating income for the quarter were $276 million and $121 million, respectively, compared to $296 million and $144 million, in the prior year first quarter.  Consolidated revenues decreased primarily due to fewer international openings and expansions in the quarter versus last year.

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News Release

International Game Technology Reports 2011 First Quarter Results

Gaming Operations

First quarter revenues from gaming operations totaled $261 million compared to $277 million for the same quarter last year. Revenues decreased primarily due to a reduced installed base.  Average revenue per unit in the first quarter was $50.38, a decrease of $0.48 per day from the immediately preceding quarter and an increase of $1.13 year over year.  The year over year increase was mainly due to fewer lower-yielding units.

Gaming operations gross profit totaled $165 million in the first quarter, down 5% year over year.  For the current quarter, gross margins on gaming operations were 63%, compared to 62% for the same quarter last year.  Margins for this year’s quarter were positively impacted by the removal of lower yielding charitable bingo games in Alabama.

At the end of the quarter, IGT’s gaming operations installed base totaled 56,700 units, a decrease of 300 units from the immediately preceding quarter and 5,400 units from the prior year first quarter primarily due to the closure of certain charitable bingo facilities in Alabama (4,900 units) and the conversion of leased games to for-sale units in Mexico (1,000 units).

Product Sales

First quarter product sales revenues were $204 million, down 14% from $238 million a year ago.  Globally, the company recognized 9,400 units in the quarter, down from 11,900 for the corresponding quarter of last year, primarily due to fewer new shipments in both International and North America regions.

Gross profit in the first quarter declined 9% to $112 million while gross margin improved nearly 300 bps to 55%.  The increase in gross margin resulted primarily from a stronger mix of non-machine sales and an improved geographic mix.

Operating Expenses and Other Income/Expense

First quarter operating expenses increased to $155 million compared to $152 million in the prior year quarter, primarily due to higher research and development expenses, partially offset by lower bad debt and depreciation expense.

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News Release

International Game Technology Reports 2011 First Quarter Results

Other expense, net, in the first quarter decreased to $18 million compared to $29 million in the prior year quarter, primarily due to lower interest expense on reduced borrowings and gain on the sale of our CLS equity investment.

Cash Flows, Balance Sheet and Capital Deployment

For the quarter ended December 31, 2010, IGT generated $102 million in cash from operations on net income of $74 million compared to $169 million on net income of $73 million in the prior year period.

Working capital increased to $654 million at December 31, 2010 compared to $620 million at September 30, 2010. Cash equivalents and short-term investments (inclusive of restricted amounts) totaled $254 million and contractual debt obligations totaled $1.67 billion, with $1.21 billion of available capacity on our $1.24 billion line of credit as of December 31, 2010.  In the first quarter, the company paid down debt obligations by $80 million.

The company’s 3.25% convertible notes and warrants were excluded from diluted shares outstanding for the period ended December 31, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

Additional Information

In the quarter, the company recognized tax benefits of $7 million, or approximately $0.03 per share, from the implementation of certain tax planning strategies and the reinstatement of the Research and Development Tax Credit.  As a result, the tax rate for the current quarter was 29%.  The company expects the tax rate to be 36% in each of the next three quarters, or approximately 34% for the full year.

© IGT. All rights reserved.

News Release

International Game Technology Reports 2011 First Quarter Results

References to per share amounts in this release are based on diluted shares of our common stock, unless otherwise specified.

Earnings Conference Call

As previously announced on Dec. 30, 2010, IGT will host a conference call regarding its First Quarter Fiscal Year 2011 earnings release on Thursday, Jan. 20, 2011 at 2:00 p.m. PST.  The access numbers are as follows:

Domestic callers dial 888-843-9209, passcode IGT
International callers dial 312-470-7145, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Thursday, Jan. 27, 2011 also at http://www.IGT.com/InvestorRelations.

Interested parties who cannot participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 4:00 p.m. PST on Thursday, Jan. 20, 2011.  This replay will run through Thursday, Jan. 27, 2011.  The access numbers are as follows:

Domestic callers dial 866-505-9256
International callers dial 203-369-1880

Q1 FY 2011 Excel file

Q1 FY 2011 PDF of this press release

© IGT. All rights reserved.

News Release

International Game Technology Reports 2011 First Quarter Results

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance, our strategic and operational plans, and statements about the potential effects of the purchased note hedges and sold warrant transactions.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the casino industry; changes in interest rates affecting our jackpot liability expense; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our games; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2010 filed with the SEC on December 1, 2010, as amended by Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on December 29, 2010, and available on the SEC website at www.sec.gov and on our investor relations website at www.IGT.com/InvestorRelations.  Additional information will also be set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2010, which we expect to file with the SEC in the first quarter of calendar 2011.  All information provided in this release is as of January 20, 2011, and IGT undertakes no duty to update this information.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development, and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

© IGT. All rights reserved.

News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,
	2010	2009
(In millions, except per share amounts)

Revenues
Gaming operations	$260.6	$276.7
Product sales	204.2	238.4
Total revenues	464.8	515.1

Costs and operating expenses
Cost of gaming operations	95.9	104.0
Cost of product sales	92.7	115.3
Selling, general and administrative	84.9	87.3
Research and development	51.7	45.4
Depreciation and amortization	18.2	19.4
Total costs and operating expenses	343.4	371.4

Operating income	121.4	143.7

Other income (expense)
Interest income	13.4	16.0
Interest expense	(35.4)	(43.2)
Other	4.0	(1.3)
Total other income (expense)	(18.0)	(28.5)

Income from continuing operations before tax	103.4	115.2
Income tax provision	30.0	39.8

Income from continuing operations	73.4	75.4

Income (loss) from discontinued operations, net of tax	0.3	(2.1)

Net income	$73.7	$73.3

Basic earnings per share
Continuing operations	$0.25	$0.26
Discontinued operations	-	(0.01)
Net income	$0.25	$0.25

Diluted earnings per share
Continuing operations	$0.25	$0.26
Discontinued operations	-	(0.01)
Net income	$0.25	$0.25

Weighted average shares outstanding
Basic	297.6	295.1
Diluted	298.8	297.4

© IGT. All rights reserved.

News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Condensed Consolidated Balance Sheets
	December 31,	September 30,
	2010	2010
(In millions)

Assets
Current assets
Cash and equivalents	$168.7	$158.4
Restricted cash and investments	84.9	90.5
Jackpot annuity investments	64.9	65.1
Receivables, net	472.5	474.4
Inventories	113.0	97.6
Other assets and deferred costs	271.1	316.4
Total current assets	1,175.1	1,202.4
Property, plant and equipment, net	584.3	586.7
Jackpot annuity investments	356.5	360.8
Contracts and notes receivable, net	147.5	171.9
Goodwill and other intangibles, net	1,340.5	1,353.7
Other assets and deferred costs	308.7	331.5
Total Assets	$3,912.6	$4,007.0

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$84.8	$84.6
Jackpot liabilities, current portion	170.0	179.1
Accrued income taxes	1.9	1.8
Dividends payable	17.9	17.9
Other accrued liabilities	246.7	298.9
Total current liabilities	521.3	582.3
Long-term debt	1,568.1	1,674.3
Jackpot liabilities	383.7	391.8
Other liabilities	137.9	124.3
Total Liabilities	2,611.0	2,772.7

Total Equity	1,301.6	1,234.3

Total Liabilities and Stockholders' Equity	$3,912.6	$4,007.0

© IGT. All rights reserved.

News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,
	2010	2009
(In millions)

Operating
Net income	$73.7	$73.3
Depreciation and amortization	55.1	62.7
Other non-cash items	17.2	27.3
Changes in operating assets and liabilities:
Receivables	18.6	23.3
Inventories	(13.9)	8.8
Other assets and deferred costs	7.4	15.7
Income taxes	22.0	24.7
Accounts payable and accrued liabilities	(54.8)	(58.3)
Jackpot liabilities	(22.9)	(8.8)
Net operating cash flows	102.4	168.7

Investing
Capital expenditures	(42.3)	(53.3)
Jackpot annuity investments, net	10.3	10.8
Changes in restricted cash	5.5	(5.0)
Loans receivable, net	6.9	(15.6)
Other	18.7	(3.6)
Net investing cash flows	(0.9)	(66.7)

Financing
Debt related proceeds (payments), net	(80.0)	(62.6)
Employee stock plans	5.5	5.1
Dividends paid	(17.9)	(17.8)
Net financing cash flows	(92.4)	(75.3)

Foreign exchange rates effect on cash	1.2	(0.4)

Net change in cash and equivalents	10.3	26.3

Beginning cash and equivalents	158.4	146.7

Ending cash and equivalents	$168.7	$173.0

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News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Supplemental Data
Revenue Metrics	Quarters Ended
	December 31,
	2010	2009
In millions, unless otherwise noted

Gaming Operations
Revenues	$260.6	$276.7
North America	218.0	233.8
International	42.6	42.9

Gross margin	63%	62%
North America	61%	61%
International	72%	72%

Installed base ('000)	56.7	62.1
North America	41.0	45.7
International	15.7	16.4

Average revenue per unit per day (0.00)	$50.38	$49.25

Product Sales
Revenues, total	$204.2	$238.4
North America	133.8	135.3
International	70.4	103.1
Machines	$123.3	$161.2
North America	75.5	83.7
International	47.8	77.5
Non-machine	$80.9	$77.2
North America	58.3	51.6
International	22.6	25.6

Gross margin	55%	52%
North America	57%	54%
International	50%	48%

Units recognized ('000)	9.4	11.9
North America	5.1	5.5
International	4.3	6.4

Units shipped* ('000)	8.7	11.2
North America	4.5	5.3
New	1.4	2.3
Replacement	3.1	3.0
International	4.2	5.9
New	0.8	1.9
Replacement	3.4	4.0
* includes units with revenue deferred to future periods

Average revenue per unit ('000)	$21.7	$20.0
North America	26.2	24.6
International	16.4	16.1

Average machine sales price ('000)	$13.1	$13.6
North America	14.8	15.2
International	11.1	12.1

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News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Income from Continuing Operations
Adjusted EPS from Continuing Operations

	Quarters Ended
	December 31,
	2010	2009
(In millions, except EPS)

GAAP income from continuing operations	$73.4	$75.4
Significant items affecting comparability:
Investment gain (no tax benefit)	(4.3)	(0.1)
Certain discrete tax items (benefits)	(7.0)	-
Total items	(11.3)	(0.1)
Adjusted income from continuing operations	$62.1	$75.3

GAAP EPS from continuing operations	$0.25	$0.26
Significant items affecting comparability:
Investment gain	(0.01)	-
Certain discrete tax items (benefits)	(0.03)	-
Total items	(0.04)	-
Adjusted EPS from continuing operations	$0.21	$0.26

Adjusted income from continuing operations and adjusted EPS from continuing operations are both supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our financial performance.  Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations, and adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as indicators of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted income from continuing operations or adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies.

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News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA	Quarters Ended December 31,
	2010	2009
(In millions)

GAAP Income from continuing operations	$73.4	$75.4
Other (income) expense, net	18.0	28.5
Income tax provision	30.0	39.8
Depreciation and amortization	55.1	62.3
Other charges:
Share-based compensation (excluding restructuring adjustment)	11.0	9.0
Restructuring	(0.2)	-
Adjusted EBITDA	$187.3	$215.0

Adjusted EBITDA (income/loss from continuing operations before interest and other non-operating income/expense-net, income tax provision, depreciation and amortization, and other charges noted in the reconciliation) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

Unaudited Supplemental Data (continued)
Reconciliation of GAAP to Non-GAAP Measures
Free Cash Flow	Three Months Ended December 31,
	2010	2009
(In millions)

GAAP net operating cash flows	$102.4	$168.7
Investment in property, plant and equipment	(1.4)	(5.5)
Investment in gaming operations equipment	(40.6)	(46.3)
Investment in intellectual property	(0.3)	(1.5)
Free Cash Flow (before dividends)	60.1	115.4
Dividends paid	(17.9)	(17.8)
Free Cash Flow (after dividends)	$42.2	$97.6

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our operating cash flows. Net operating cash flows are reduced by capital expenditures and/or dividends paid. Free cash flow should not be construed as an alternative to net operating cash flows or other cash flow measurements determined in accordance with GAAP (generally accepted accounting principles). All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

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News Release

International Game Technology Reports 2011 First Quarter Results

Unaudited Supplemental Data (continued)

Impact of Share Price on Diluted Share Count Used in Calculating Earnings Per Share from $850.0 Million 3.25% Convertible Notes Issued May 11, 2009, Purchased Bond Hedges, and Sold Warrants

Closing Stock Price	Incremental Dilution
Assumption	GAAP (1)	Proforma (2)
	(Shares outstanding in millions)
$10.00	-	-
$12.00	-	-
$14.00	-	-
$16.00	-	-
$18.00	-	-
$20.00	0.1	-
$22.00	3.9	-
$24.00	7.2	-
$26.00	9.9	-
$28.00	12.2	-
$30.00	14.2	-
$32.00	18.5	2.5
$34.00	22.4	4.8
$36.00	25.9	6.9
$38.00	29.0	8.8
$40.00	31.8	10.5
$42.00	34.4	12.0
$44.00	36.7	13.4
$46.00	38.8	14.7
$48.00	40.7	15.8
$50.00	42.5	16.9
$52.00	44.1	17.9
$54.00	45.6	18.8
$56.00	47.0	19.7
$58.00	48.4	20.4
$60.00	49.6	21.2

The table above demonstrates the estimated potential impact on the diluted share count used in calculating diluted Earnings per share for IGT's 3.25% convertible notes and the related purchased note hedges and separate sold warrant transactions assuming certain stock price levels. The convertible notes and sold warrants were excluded from our diluted shares outstanding for the period ended December 31, 2010, because the conversion price and exercise price exceeded the average market price of our common stock.

(1) GAAP dilution is calculated per GAAP requirements by reference to the amount by which our stock price exceeds the initial $19.97 conversion price of the convertible notes plus dilution from the sold warrants to the extent our stock price exceeds the warrants' exercise price of $30.14 and excludes the impact of the purchased note hedges which have an exercise price of $19.97, because the convertible note hedges are anti-dilutive.

(2) Pro Forma dilution represents the estimated potential economic dilution including the anti-dilutive impact of the purchased note hedges.

The table above is for illustrative purposes only; IGT is unable to predict its future stock price and IGT's stock could trade below or above the closing price assumptions in the table.

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